Exhibit 99.1

NEWS RELEASE

CSL006016	10/24/06

Carlisle Companies Reports a 31% Increase in Third Quarter Earnings before Interest Expense and Income Taxes from Continuing Operations and Increases Full Year Guidance

CHARLOTTE, NORTH CAROLINA, October 24, 2006… Carlisle Companies Incorporated (NYSE:CSL) reported earnings before interest and income taxes (“EBIT”) from continuing operations of $69.5 million for the quarter ended September 30, 2006, an increase of 31% above EBIT of $52.9 million for the same period 2005.  Richmond McKinnish, Carlisle President and CEO, commented, “We continue to see strength in many of our end markets for the remainder of 2006 and into 2007.  We are increasing our guidance for income from continuing operations for the full year 2006 to the range of $5.35 to $5.50 per diluted share from the previous range of $5.25 to $5.45 per diluted share.”

Income from continuing operations, net of tax, of $43.4 million, or $1.39 per diluted share, for the third quarter 2006, compared to $36.0 million, or $1.17 per diluted share, for the third quarter 2005.  Income from continuing operations for the third quarter 2005 included a $3.0 million, or $0.10 per diluted share, benefit for the reduction in income tax liabilities as a result of final settlement of certain federal and state tax filings.

Net sales of $648.4 million from continuing operations in the third quarter 2006 were up $103.0 million, or an increase of 19%, as compared to net sales of $545.4 million for the same period 2005.  Organic sales growth accounted for $89.0 million, or 86%, of the improvement over the prior-year quarter, primarily as a result of strong organic growth in the Company’s construction materials, specialty trailer and wire and cable businesses.  The organic sales growth rate was 16.3% for the third quarter 2006 as compared to an organic growth rate of 3.0% for the third quarter 2005.  Acquisitions in the Company’s braking business accounted for $11.9 million, or 12%, of the growth over the third quarter 2005, while changes in foreign currency exchange rates contributed $2.1 million, or 2%.

While Carlisle manages its businesses under the three operating groups, Construction Materials, Industrial Components and Diversified Components,  effective for the quarter ended September 30, 2006 and going forward, Carlisle will present five financial reporting segments as set forth below.  The Construction

Materials and Industrial Components financial reporting segments remain unchanged.  The Diversified Components group will be represented by the Specialty Products segment which contains the braking business, the Transportation Products segment which contains the specialty trailer business, and the General Industry segment (“All Other” segment) which contains the wire and cable, foodservice and refrigerated truck bodies businesses.

Construction Materials:  Net sales of $311.8 million in the third quarter of 2006 were 33% above $235.1 million of net sales in the third quarter of 2005 primarily due to higher membrane and insulation volumes.  Third quarter 2006 EBIT of $52.5 million was 23% above third quarter 2005 EBIT of $42.6 million.  EBIT margin for Construction Materials declined slightly in the third quarter 2006 compared to a very strong third quarter 2005 due to higher raw material costs and changes in sales mix.  Segment EBIT for each of the quarters ended September 30, 2006 and 2005 included earnings related to the Company’s equity share of income at its European roofing joint venture, Icopal, of $4.2 million.

Industrial Components:  Net sales of $164.1 million for the three months ended September 30, 2006 compared with net sales of $164.5 million for the same period in 2005 as consumer demand in the outdoor power equipment market remained soft.  EBIT of $6.8 million in the third quarter of 2006 was 31% above EBIT of $5.2 million reported in the same quarter of 2005 on increased selling prices and production efficiencies.

Specialty Products: The Company’s braking business recorded net sales of $44.8 million for the three months ended September 30, 2006, an increase of 33% above net sales of $33.7 million for the same period in 2005.  The sales increase was primarily due to two acquisitions for the braking business in the last half of 2005.  The acquisitions also contributed to the increase in EBIT to $2.6 million in the third quarter of 2006 compared to $1.2 million in the third quarter of 2005.

Transportation Products: The Company’s specialty trailer business continued to experience both sales and earnings growth with strong sales in specialized, material hauling and construction trailers.  Net sales of $45.0 million in the third quarter of 2006 were 11% higher than net sales of $40.7 million for the same period of 2005.  EBIT in the third quarter of 2006 was $7.1 million compared to $6.2 million in the third quarter of 2005, an increase of 15%.

General Industry: Net sales of $82.7 million in the third quarter of 2006 were 16% above net sales of $71.4 million in the third quarter of 2005 while EBIT in the third quarter of 2006 of $7.7 million was 88% higher than EBIT of $4.1 million for the same period of 2005.  The wire and cable business, foodservice business and refrigerated truck body business all experienced favorable comparisons to the prior year.

Discontinued Operations

The losses from discontinued operations, net of tax, in the third quarter of 2006 was $4.9 million, or $0.15 per diluted share, as compared to losses from discontinued operations in the third quarter of 2005 of $16.3 million, or $0.53 per diluted share.

Net Income

Net income for the third quarter ended September 30, 2006 of $38.5 million, or $1.24 per diluted share, was 96% higher than net income in the third quarter ended September 30, 2005 of $19.7 million, or $0.64 per diluted share.  The increase in net income for the third quarter 2006 was due primarily to the improved income from continuing operations as well as the reduction in losses associated with the discontinued operations. The increase in net income was achieved despite a higher effective tax rate of 32.4% for the third quarter 2006 compared with an effective tax rate of 25.9% for the third quarter 2005 reflecting the aforementioned settlement of certain income tax liabilities.

Cash Flow

In August 2006, Carlisle issued $150.0 million in ten-year notes at an interest rate of 6.125% in anticipation of the Company’s 7.25% $150.0 million notes maturing January 2007.  The August 2006 note proceeds were utilized in the interim period to reduce shorter-term borrowings and the Company’s utilization of its receivable securitization facility.  Cash used in operating activities of $34.2 million for the nine months ended September 30, 2006 includes a reduction in operating cash flow of $137.9 million caused by the reduction in the utilization of the securitization facility.  Cash used in investing activities was $69.6 million in 2006 compared to $89.8 million in 2005.  Capital expenditures of $72.9 million for the nine months ended September 30, 2006 compared with capital expenditures of $81.1 million for the same period in 2005 with the Construction Materials segment representing the majority of the expenditures for both periods.  Cash used for investing activities in 2005 included $28.3 million to fund a brake business acquisition for the Specialty Products segment.  Cash provided by financing activities of $110.1 million in 2006 compared to cash provided by financing activities of $29.3 million in 2005.  The year-over-year change in financing cash flow is partially due to the aforementioned notes issued in August 2006.  The Company also used approximately $36.0 million in 2005 to purchase 0.5 million shares of common stock.

Backlog

Backlog from continuing operations at September 30, 2006 of $280.1 million compared favorably with backlog of $269.9 million at June 30, 2006 and backlog of $250.2 million at September 30, 2005.  Increased backlog for the Company’s construction materials, braking, specialty trailer, and wire and cable businesses contributed to the year-over-year improvement.

Conference Call and Webcast

The Company will discuss third quarter 2006 results on a conference call for investors on Tuesday, October 24, 2006 at 2:00 p.m. Eastern.  The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location until November 7, 2006.  A PowerPoint presentation will also be available for viewing and/or printing at the same website location.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, foodservice, and data transmission industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Financial Results

For the periods ended September 30

(In millions, except per share data)

(Unaudited)

	Third Quarter			Nine Months
	2006	2005*	% Change	2006	2005*	% Change
Net sales	$648.4	$545.4	19%	$1,961.0	$1,673.5	17%

Income from continuing operations, net of tax	$43.4	$36.0	20%	$137.7	$107.0	29%

Income (loss) from discontinued operations, net of tax	(4.9)	(16.3)	NM	(1.9)	(24.4)	NM
Net income	$38.5	$19.7	96%	$135.8	$82.6	64%

Basic earnings per share
Continuing operations	$1.41	$1.18	19%	$4.50	$3.47	30%
Discontinued operations	(0.15)	(0.54)	NM	(0.06)	(0.79)	NM
Net income	$1.26	$0.64	97%	$4.44	$2.68	66%

Diluted earnings per share
Continuing operations	$1.39	$1.17	19%	$4.43	$3.43	29%
Discontinued operations	(0.15)	(0.53)	NM	(0.06)	(0.78)	NM
Net income	$1.24	$0.64	94%	$4.37	$2.65	65%

SEGMENT FINANCIAL DATA (Continuing Operations)

(In millions)

	2006			2005*
Third Quarter	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Construction Materials	$311.8	$52.5	16.8%	$235.1	$42.6	18.1%
Industrial Components	164.1	6.8	4.1%	164.5	5.2	3.2%
Specialty Products	44.8	2.6	5.8%	33.7	1.2	3.6%
Transportation Products	45.0	7.1	15.8%	40.7	6.2	15.2%
General Industry	82.7	7.7	9.3%	71.4	4.1	5.7%
Subtotal	648.4	76.7	11.8%	545.4	59.3	10.9%
Corporate	—	(7.2)		—	(6.4)
Total	$648.4	$69.5	10.7%	$545.4	$52.9	9.7%

	2006			2005*
Nine Months	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Construction Materials	$832.6	$131.4	15.8%	$634.6	$96.0	15.1%
Industrial Components	602.9	51.9	8.6%	595.7	49.7	8.3%
Specialty Products	144.7	13.0	9.0%	110.1	8.5	7.7%
Transportation Products	137.6	23.6	17.2%	117.4	16.3	13.9%
General Industry	243.2	21.0	8.6%	215.7	16.5	7.6%
Subtotal	1,961.0	240.9	12.3%	1,673.5	187.0	11.2%
Corporate	—	(23.7)		—	(21.5)
Total	$1,961.0	$217.2	11.1%	$1,673.5	$165.5	9.9%

* 2005 figures have been revised to reflect discontinued operations and conform with the 2006 segment presentation.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended September 30

(In thousands except per share data)

(Unaudited)

	Third Quarter			Nine Months
	2006	2005*	% Change	2006	2005*	% Change
Net sales	$648,446	$545,389	18.9%	$1,960,990	$1,673,522	17.2%
Cost and expenses:
Cost of goods sold	519,102	439,804	18.0%	1,557,591	1,336,850	16.5%
Selling and administrative expenses	59,559	51,346	16.0%	180,622	161,357	11.9%
Research and development expenses	3,726	3,874	-3.8%	11,311	11,607	-2.6%
Other (income) expense, net	(3,448)	(2,518)	NM	(5,708)	(1,753)	NM

Earnings before interest & income taxes	69,507	52,883	31.4%	217,174	165,461	31.3%

Interest expense, net	5,308	4,271	24.3%	14,927	12,309	21.3%

Earnings before income taxes	64,199	48,612	32.1%	202,247	153,152	32.1%

Income taxes	20,819	12,586	65.4%	64,590	46,156	39.9%

Income from continuing operations, net of tax	43,380	36,026	20.4%	137,657	106,996	28.7%
Percent of net sales	6.7%	6.6%		7.0%	6.4%

Income (loss) from discontinued operations, net of tax	(4,832)	(16,323)	NM	(1,887)	(24,359)	NM

Net income	$38,548	$19,703	95.6%	$135,770	$82,637	64.3%

Basic earnings per share
Continuing operations	$1.41	$1.18	19.5%	$4.50	$3.47	29.7%
Discontinued operations	(0.15)	(0.54)	NM	(0.06)	(0.79)	NM
Basic earnings per share	$1.26	$0.64	96.9%	$4.44	$2.68	65.7%

Diluted earnings per share
Continuing operations	$1.39	$1.17	18.8%	$4.43	$3.43	29.2%
Discontinued operations	(0.15)	(0.53)	NM	(0.06)	(0.78)	NM
Diluted earnings per share	$1.24	$0.64	93.8%	$4.37	$2.65	64.9%

Average shares outstanding (000’s) - basic	30,679	30,593		30,589	30,836
Average shares outstanding (000’s) - diluted	31,101	30,895		31,087	31,193

Dividends	$8,319	$7,650		$23,680	$21,954
Dividends per share	$0.270	$0.250	8.0%	$0.770	$0.710	8.5%

* 2005 figures have been revised to reflect discontinued operations.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In thousands)

(Unaudited)

	September 30,	December 31,
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$44,717	$38,745
Receivables	396,867	162,959
Inventories	366,120	334,711
Prepaid expenses and other	64,161	57,118
Current assets held for sale	57,373	67,639
Total current assets	929,238	661,172
Property, plant and equipment, net	457,561	431,996
Other assets	429,812	423,644
Non-current assets held for sale	44,467	46,445
	$1,861,078	$1,563,257

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$177,699	$57,993
Accounts payable	157,571	127,558
Accrued expenses	148,706	145,357
Current liabilities associated with assets held for sale	46,887	41,803
Total current liabilities	530,863	372,711
Long-term debt	275,261	282,426
Other liabilities	177,801	176,911
Non-current liabilities associated with assets held for sale	2,258	970
Shareholders’ equity	874,895	730,239
	$1,861,078	$1,563,257

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows

For the Nine Months Ended September 30

(In thousands)

(Unaudited)

	2006	2005*
Operating activities
Net income	$135,770	$82,637
Reconciliation of net earnings to cash flows:
Depreciation and amortization	43,699	42,497
Non-cash compensation	5,478	1,529
Excess tax benefits from share based compensation	(4,141)	—
Gain on equity investments	(1,957)	(389)
Foreign exchange loss	—	1,634
Deferred taxes	2,197	3,869
Loss on investments, property and equipment, net	8,149	30,815
Receivables under securitization program	(137,900)	2,900
Working capital	(84,354)	(44,983)
Other	(1,170)	(1,797)
Net cash (used in) provided by operating activities	(34,229)	118,712
Investing activities
Capital expenditures	(72,871)	(81,130)
Acquisitions, net of cash	(1,875)	(28,339)
Proceeds from investments, property and equipment	3,993	18,676
Other	1,188	967
Net cash used in investing activities	(69,565)	(89,826)
Financing activities
Net change in short-term debt and revolving credit lines	(30,681)	83,015
Proceeds from long-term debt	148,875	—
Reductions of long-term debt	(6,285)	(1,762)
Dividends	(23,680)	(21,954)
Excess tax benefits from share based compensation	4,141	—
Treasury shares and stock options, net	13,279	(31,530)
Other	4,405	1,486
Net cash provided by financing activities	110,054	29,255
Effect of exchange rate changes on cash	(288)	(528)
Change in cash and cash equivalents	5,972	57,613
Cash and cash equivalents
Beginning of period	38,745	25,018
End of period	$44,717	$82,631

* 2005 figures have been revised to reflect discontinued operations.